EX. 99.770 - Transactions effected pursuant to Rule 10f-3

Goldman Sachs Balanced Fund
Name of Underwriter From Who Purchased:
Salomon Smith Barney

Names of Underwriting syndicate members:
Lehman Brothers, Salomon Smith Barney,
Credit Suisse First Boston Corp., Goldman, Sachs & Co.
J.P. Morgan Securities

Name of Issuer:
CIT Group, Inc.

Title of Security:
CIT 7-3/8%
04/02/07

Date of First Offering:
3/26/02

Dollar Amount Purchased:
$49,901

Number of Shares Purchased:
50,000

Price Per Unit:
99.8020

Resolution Approved by the Board of Trustees:


EX. 99.770 - Transactions effected pursuant to Rule 10f-3

Goldman Sachs Asia Growth Fund
Name of Underwriter From Who Purchased:
Salomon Smith Barney

Names of Underwriting syndicate members:
Goldman Sachs (Asia) L.L.C.

Name of Issuer:
Koram Bank

Title of Security:
GDRs

Date of First Offering:
4/25/02

Dollar Amount Purchased:
$264,310.90

Number of Shares Purchased:
26,600

Price Per Unit:
$9.9365

Resolution Approved by the Board of Trustees: